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                                                                  Exhibit 5.1

                  [Letterhead of GIBSON, DUNN & CRUTCHER, LLP]
                                  March 8, 2002


(212) 351-4000

Fairchild Semiconductor International, Inc.
82 Running Hill Road
South Portland, Maine  04106

                  Re:      Fairchild Semiconductor International, Inc.

Ladies and Gentlemen:

         We have acted as special counsel to Fairchild Semiconductor International, Inc., a Delaware corporation (the "Company") in connection with the filing by the Company of a Registration Statement on Form S-3 (the "Registration Statement"), including the Prospectus constituting a part thereof, with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the "Act"), (i) the issuance and offering by the Company from time to time of up to 14,575,000 shares of the Company's Class A Common Stock, par value $0.01 per share, and (ii) the offering by a certain existing stockholder of the Company (the "Selling Stockholder") of up to 9,575,000 shares of the Company Class A common stock, par value $0.01 per share. The shares covered by the Registration Statement to be offered and sold by the Company and the Selling Stockholder are collectively referred to as the "Class A Stock".

         We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

         Based on the foregoing and in reliance thereon, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:


         1. The shares of Class A Stock that are to be offered and sold from time to time by the Selling Stockholder have been validly issued, fully paid and non-assessable; and


         2. When the price or prices and the other terms of sale thereof have been determined as so authorized by the Company's Board of Directors, and the underwriting agreement or similar agreement for the Class A Stock has been duly authorized, executed and delivered by the parties thereto, and the shares of Class A Stock that are to be offered and sold from time to time by the Company have been issued and paid for in the manner contemplated in the Registration Statement, the Prospectus and any applicable supplement to the Prospectus, the shares of Class A Stock that are to be offered and sold from time to time by the Company will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" contained in the prospectus that forms a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.


                                                 Very truly yours,


                                                 /s/ GIBSON, DUNN & CRUTCHER LLP